================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2001

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 0-23975

A. FULL TITLE OF THE PLAN AND THE ADDRESS OF THE PLAN, IF DIFFERENT FROM THAT OF THE ISSUER NAMED BELOW:

                 First Niagara Financial Group, Inc. 401(k) Plan
                    (Formerly First Niagara Bank 401(k) Plan)
                             6950 South Transit Road
                          Lockport, New York 14095-0514


B. NAME OF THE ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE:

                       First Niagara Financial Group, Inc.
                             6950 South Transit Road
                          Lockport, New York 14095-0514

REQUIRED INFORMATION

     The First Niagara Financial Group, Inc. 401(k) Plan (the "Plan") is subject to ERISA and therefore is filing the financial statements and schedule prepared in accordance with the financial reporting requirements of ERISA, as of and for the years ended December 31, 2001 and 2000, as an exhibit to this report. Such Plan financial statements and schedule include an Independent Auditors' Report thereon.

EXHIBIT INDEX

     23   Consent of KPMG LLP
     99 First Niagara Financial Group, Inc. 401(k) Plan Financial Statements and Schedule as of and for the years ended December 31, 2001 and 2000, with Independent Auditors' Report thereon.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Board of Directors of First Niagara Financial Group, Inc. (as administrator of the Plan) has caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       First Niagara Bank 401(k)


Date: June 27, 2002                    By:/s/  Kathleen P. Monti
      ---------------------------         --------------------------------------
                                               Kathleen P. Monti
                                               Executive Vice President
                                               Human Resources & Administration
================================================================================